Exhibit 10.27

Design & Manufacturing Services Agreement

DESIGN & MANUFACTURING SERVICES AGREEMENT

This Design & Manufacturing Services Agreement (“Agreement”) is entered into as of this 11 day of June 2008 (“Effective Date”) between MiTAC International Corporation, a Taiwanese corporation having its principal place of business at No. 200, Wen Hua 2nd Rd., Kuei Shan Hsiang, Taoyuan, Taiwan R.O.C. (“Vendor”), and Blue Coat Systems, Inc., a Delaware corporation, having its principal place of business at 420 North Mary Avenue, Sunnyvale, CA 94085 (“Blue Coat”).

RECITALS

WHEREAS, Blue Coat desires that Vendor perform certain design and manufacturing services, including purchasing, assembly and manufacture, testing and delivery of the products defined in Product Design Document(s);

WHEREAS, the parties desire to define the general terms and conditions governing Vendor’s manufacture and delivery of such products, all as further set forth in this Agreement; and

WHEREAS, Blue Coat intends to work with Vendor to design, manufacture and fulfill certain products.

NOW THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, and for other good and valuable consideration, Blue Coat and the Vendor agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean (a) any company owned or controlled to the extent of at least fifty percent (50%) of its issued and voting capital by a party to this Agreement and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of fifty percent (50%) or more of voting power (or otherwise having power to control its general activities), a party to this Agreement.

1.2 “Blue Coat Consigned Items” shall mean, collectively, the Blue Coat Equipment and Blue Coat Material.

1.3 “Blue Coat Equipment” shall mean the test equipment, fixtures, ovens, appurtenances, test hardware and software, and any other items provided or to be provided by Blue Coat to Vendor, as listed in the applicable Product Information Document.

1.4 “Blue Coat Material” shall mean any Components or materials that are used to manufacture a Product that are provided by Blue Coat to Vendor.

1.5 “Blue Coat Requirements Document” shall mean Blue Coat’s requirements document associated with a Product as amended in writing pursuant to the terms of this Agreement.

1.6 “Components” shall mean the component parts that make up a finished Product.

1.7 “Component Cost” shall mean the cost paid by Vendor for a Component.

Design & Manufacturing Services Agreement

1.8 “Component Lead Time” shall mean the minimum amount of time necessary to purchase a Component in order to meet the current Forecast. Product Lead Times may be specified in a Product Information Document.

1.9 “Customer” shall mean an end user of a Product or a channel partner or service provider of Blue Coat.

1.10 “Deliverable” shall mean any of the following: Product Specifications, Test Plan, EVT Prototype, DVT Prototype, PVT Prototype, Final Deliverable and the Product Design Document.

1.11 “Design Services” shall mean printed circuit board design, printed circuit board assembly design, mechanical design, firmware design, electrical design, system or sub-system design, component engineering or other design services as specified in a Statement of Work.

1.12 “DVT Prototype” shall mean the design validation testing prototype and associated test completion documents to be completed and delivered to Blue Coat by Vendor after Blue Coat’s acceptance of the EVT Prototype.

1.13 “EVT Prototype” shall mean the engineering verification testing prototype and associated test completion documents to be completed and delivered to Blue Coat by Vendor after Blue Coat’s acceptance of the Product Specifications.

1.14 “Excess Components” shall mean a Unique and Special Component on hand at Vendor’s site that is in excess of the amount needed for the current Forecast; provided, however, that such Component was purchased by Vendor in order to meet a previous Forecast. A Component shall not be an “Excess Component” if it was purchased outside of the Component Lead Time necessary to meet the Forecast in effect at the time of purchase.

1.15 “Final Deliverable” shall mean the Deliverable that is delivered to Blue Coat by Vendor after Blue Coat’s acceptance of the PVT Prototype and completion of first article inspections of a Product by Blue Coat. The Final Deliverable shall be the Product to be manufactured under the Manufacturing Services Agreement.

1.16 “Forecast” shall have the definition set forth in Section 7.4.

1.17 “Long Lead Time Component” shall mean a Component that has a lead time greater than the associated Product Lead Time.

1.18 “Min/Max Components” shall mean the Components necessary to build the minimum and maximum levels of Product inventory required by Blue Coat, as specified in a Product Information Document.

1.19 “MOQ Components” shall mean the Components purchased by Vendor pursuant to minimum order requirements from Supplier as approved by Vendor in writing and specified in a Product Information Document.

1.20 “NCNR Components” shall mean non-cancelable and non-returnable Components purchased by Vendor as agreed to in writing by Blue Coat and specified in a Product Information Document.

1.21 “Obsolete Component” shall mean a Unique and Special Component that will no longer be utilized in the manufacture of a Product. A Component shall not be an “Obsolete Component” if it was purchased outside of the Component Lead Time necessary to meet the Forecast in effect at the time of purchase.

Design & Manufacturing Services Agreement

1.22 “Product Lead Time” shall mean the pre-determined amount of time that is agreed by the parties and set forth in a Product Information Document.

1.23 “Product” shall mean the product set forth in a Product Information Document.

1.24 “Product Design Document” shall mean the document that contains the information and details set forth in Exhibit A and other information related to the manufacture and ownership of a Product (as updated by the parties from time to time). Without limiting the foregoing, a Product Design Document shall contain the following items: (a) Bill of Materials, (b) identification of Unique Components, (c) Product Specifications, (d) identification of any Tooling and Blue Coat Equipment necessary or useful to the manufacture of the Product, (e) ownership of any Tooling and Blue Coat Equipment, (d) Test Plan, (f) the approved vendor list (AVL) and (g) any associated diagrams, drawings, data, formulas, processes, procedures and other documentation related or necessary to the manufacture of the Product.

1.25 “Product Information Document” shall mean a document that contains the associated Product Design Document and any other information and detail related to the manufacture, sale and cost of a Product substantially in the form set forth in Exhibit B.

1.26 “Product Specifications” shall mean the technical and functional specifications for a Product as outlined in the Product Design Document (as may be amended by the parties in writing pursuant to the terms of this Agreement).

1.27 “PVT Prototype” shall mean the production validation testing prototype and associated test completion documents to be completed and delivered to Blue Coat by Vendor after acceptance by Blue Coat of the DVT Prototype.

1.28 “Slow Moving Inventory” shall mean a Unique Component that has been on hand at Vendor’s site for more than six (6) months provided such Component was not purchased outside of the Component Lead Time necessary to meet the Forecast in effect at the time of purchase.

1.29 “Special Components” shall mean NCNR Components, MOQ Components, Long Lead Time Components and Min/Max Components for a particular Product.

1.30 “Statement of Work” shall mean the written statement of work for each Product or design project that contains (at a minimum) the information set forth in Exhibit C (as amended in writing from time to time upon mutual agreement of the parties).

1.31 “Supplier” shall mean a third party supplier of Components, Blue Coat Equipment, Blue Coat Materials or Tooling.

1.32 “Test Plan” shall mean the specifications for testing a Product that are defined by Vendor and approved by Blue Coat for each Product.

1.33 “Transformation Cost” shall mean the cost incurred in manufacturing a Product other than Component Costs as specified in a Product Information Document. Transformation Costs shall include, but not be limited to, labor costs, logistics costs, profit and other overhead costs.

1.34 “Total Product Cost” shall mean the Component Costs plus the Transformation Costs, as specified in a Product Information Document.

Design & Manufacturing Services Agreement

1.35 “Tooling” shall mean the tooling, equipment or other materials used in the manufacture of a Product that are supplied by a third party and are paid for by Blue Coat in accordance with the terms of this Agreement.

1.36 “Unique Components” shall mean Components that are specific and unique to a Product and that are not sold by a Supplier in the ordinary course of business to any party (other than Blue Coat) as specified in a Product Information Document.

2. PROCESS

2.1 Blue Coat Requirements Document. Blue Coat shall be responsible for the definition of the Product and delivery of the Blue Coat Requirements Document.

2.2 Proposal. Upon receipt of the Blue Coat Requirements Document, Vendor shall provide a proposal to Blue Coat outlining the estimated costs, delivery dates, schedules and Deliverables associated with such Product defined in the Blue Coat Requirements Document. If agreed upon by Blue Coat, the parties shall execute a Statement of Work that embodies the terms such proposal.

2.3 Design Services. Vendor shall perform the Design Services as outlined in a Statement of Work and the Blue Coat Requirements Document. This shall include, but not be limited to completion and acceptance (as defined in Section 3) of each of the following Deliverables: Product Specifications, Test Plan, EVT Prototype, DVT Prototype, PVT Prototype, Final Deliverable and the Product Design Document. If the terms of a Product Design Document and this Agreement shall conflict in any way, the terms of the Product Design Document shall prevail.

2.4 Testing. Vendor shall perform Product testing in accordance with the Test Plan.

3. ACCEPTANCE. When Vendor has completed a Deliverable, Vendor will deliver it to Blue Coat. Blue Coat will accept or reject a Deliverable within thirty (30) days after delivery (unless another time period is specified in a Statement of Work). If Blue Coat rejects a Deliverable, Vendor will use best commercial efforts to promptly correct the failures properly specified in the rejection notice (at no additional cost to Blue Coat) within ten (10) working days. When it believes that it has made the necessary corrections, Vendor will again deliver the Deliverable to Blue Coat and the acceptance/rejection/correction provisions above shall be reapplied until the Deliverable is accepted; provided, however, that upon the second or any subsequent rejection, Blue Coat may terminate the respective project or Product by ten (10) days notice unless the Deliverable is accepted during the notice period. In the event that Blue Coat fails to reject the Deliverable within the aforementioned period, such Deliverable shall be deemed accepted. The cost incurred from such termination hereunder shall be mutually agreed upon and equitably allocated between the parties in accordance with their responsibility for its underlying cause.

4. MANUFACTURE AND SALE OF PRODUCTS. Upon the completion and agreement of a Product Information Document, Vendor agrees that it will manufacture and sell to Blue Coat the Product(s) in accordance with the associated Product Specifications and other terms set forth in this Agreement and the associated Product Information Document. Affiliates will also be able to purchase Products pursuant to the terms of this Agreement. Vendor shall be entitled to modify the payment terms of an Affiliate if such Affiliate is deemed to be a “Credit Concerning Entity”. A “Credit Concerning Entity” is defined as a company that does not meet all of the Credit Criteria set forth in Exhibit D. If the Affiliate is deemed to be a Credit Concerning Entity and Mitac elects to modify the payment terms, then Mitac shall provide the Affiliate with ten (10) business days written notice prior to the effective date of such modification. As soon as the Affiliate is no longer a Credit Concerning Entity, the payment terms shall revert back to thirty (30) days following invoice date.

Design & Manufacturing Services Agreement

5. ENGINEERING CHANGE ORDERS

5.1 Blue Coat Proposed Changes. Blue Coat may change the Product or Product Information Document at any time. Such changes may include, but are not limited to, changes to applicable drawings, designs or specifications; required method of shipment or packing; or place of delivery. In the event that Blue Coat elects to make a change, Blue Coat shall issue an engineering change order in writing to Vendor specifying the change (“Blue Coat ECO”). For standard Blue Coat ECOs, Vendor shall provide a written acknowledgement within five (5) working days of receipt of the Blue Coat ECO, and include a proposed schedule to implement such change, an estimate of the cost to implement such change (if applicable) and the costs associated with any Components that may become Obsolete Components as a consequence of the change (the “Acknowledgement”). Blue Coat shall review such proposed schedule and estimates and either accept or reject the Acknowledgement. If Blue Coat accepts the Acknowledgement, Blue Coat shall pay Vendor the amounts specified in the Acknowledgement in accordance with the terms agreed to by the parties. Notwithstanding the above, with the exception of approved Unique Components and Special Components, Blue Coat shall not be responsible for reimbursing Vendor for Obsolete Components that were purchased outside of the Product Lead Time necessary to meet the Forecast in effect at the time of the Blue Coat ECO (defined below).

5.2 Vendor Proposed Changes.

5.2.1 General Restrictions. Subject to the terms of this Section, Vendor may not (a) relocate any part of the facility in which Product(s) are manufactured; (b) make any change to Product Specifications or the manufacturing procedures or quality assurance processes associated with Product(s); or (c) change any other Blue Coat requirements related to a Product, including without limitation the manufacturing or supply of a Product (each of (a), (b) and (c) shall be considered an “Engineering Change”).

5.2.2 Change Procedure. Where Vendor wishes to implement an Engineering Change, Vendor shall issue an engineering change order in writing to Blue Coat specifying the change (“Vendor ECO”). The Vendor ECO shall include, without limitation, sufficient details regarding the nature of the proposed Engineering Change, the reason for the proposed change, details regarding its implementation, the impact of the change (including but not limited to scheduling and costs), and the proposed implementation date of the Engineering Change. Promptly after issuing the foregoing Vendor ECO, Vendor shall, at a mutually agreed upon cost, provide Blue Coat with sufficient evaluation samples of the affected Product (after having incorporated the Engineering Change) and other information requested by Blue Coat to enable Blue Coat to evaluate the Engineering Change. Blue Coat may, acting in its sole discretion, reject any Engineering Change and shall notify Vendor in writing of such rejection within fifteen (15) working days from its receipt of such Product samples and other information. While Blue Coat is considering an Engineering Change or if Blue Coat rejects an Engineering Change, Vendor shall continue to perform the Design Services and manufacture and supply such Product, in accordance with the terms of this Agreement, without the Engineering Change. Where Blue Coat provides its written approval of the Engineering Change, Vendor shall implement the change on a mutually agreed schedule and cost.

6. SUBCONTRACTORS. The parties acknowledge that the obligations set forth in this Agreement must be performed by Vendor except where third parties selected by Vendor are approved in advance and in writing by Blue Coat (“Subcontractors”). If any part of the performance under this Agreement is dependent on the performance of Subcontractors, Vendor shall promptly provide a report to Blue Coat outlining the reasons why such work is unsuitable for Vendor’s performance. Vendor shall be responsible for the activities of Subcontractors. Blue Coat will not be responsible for payment or other obligations to any Subcontractors unless otherwise agreed in writing. If for any reason Vendor fails to make prompt payment to a Subcontractor, Blue Coat reserves the right, if in the sole option of Blue Coat, production of a Product could be adversely affected due to unavailability of Components from Subcontractor, to make payment directly to the Subcontractor and to reduce any amounts due from Blue Coat to Vendor by the amount of payment made by Blue Coat to Subcontractor. Notwithstanding the foregoing, any such payment reduction from Blue Coat to Vendor shall not exceed Vendor’s invoice cost with such Subcontractor, plus any costs directly resulting from the delinquency (including the need to expedite manufacture or delivery).

Design & Manufacturing Services Agreement

7. PURCHASE ORDERS

7.1 Purchase Orders. Blue Coat purchase orders may be issued in writing, by mail or facsimile, or by electronic means as the parties may from time to time agree. Blue Coat’s purchase orders for Products shall include the following:

(a) Identification of Products ordered by Blue Coat part number and descriptions;

(b) Quantity to be purchased;

(c) Price of Products ordered;

(d) Date the Product is to be delivered (“Delivery Date”);

(e) Shipping destination; and

(f) Labeling instructions.

7.2 Controlling Terms. All purchase orders and invoices under this Agreement shall be subject only to the terms and conditions hereof. In the event the terms of any such purchase order, confirmation or similar document conflicts with or are additional to the terms of this Agreement, the terms of this Agreement alone shall apply and shall govern regardless of execution of such document by one or both parties. Any other Vendor terms and conditions shall not apply to this Agreement or the purchase orders unless otherwise agreed by the parties in writing.

7.3 Purchase Order Process. All purchase orders received by Vendor shall be deemed accepted by Vendor unless Vendor notifies Blue Coat within one (1) business days of receipt that such purchase order is not in compliance with the terms of this Agreement. If Vendor has any reason to believe it will not meet the required shipment date, it shall notify Blue Coat within the aforementioned period. Blue Coat shall have the ability to track the status of any purchase order online using a Vendor maintained web site. Vendor shall provide Blue Coat with an electronic shipping notification within two (2) working days after a Product has shipped. Invoicing will be daily with all relevant and accurate tracking numbers and freight charges included with the invoice. Vendor shall include any information pertaining to the shipping of a Product as reasonably requested by Blue Coat.

7.4 Forecasts. Before the beginning of each month, Blue Coat shall provide a non-binding, rolling twelve (12) month forecast setting forth Blue Coat’s demand for Product (“Forecast”).

7.5 Cancellation of Purchase Orders. Blue Coat may provide Vendor with a cancellation notice at any time. Vendor shall, upon receipt of such notice, stop work on such units of Products to the extent specified therein. Notwithstanding anything to the contrary herein, Blue Coat agrees to be liable the costs incurred from such cancellation in accordance with Section 12 of this Agreement.

7.6 Special Orders. Upon written request from Blue Coat, Vendor shall use its best commercial efforts to fulfill order for Products in excess of that set forth in Blue Coat’s Forecast. Blue Coat may, at its option, submit purchase orders requesting immediate shipment (as early as same day shipment) (“Rush Orders”). Vendor shall use its best efforts to fill Rush Orders. Vendor’s failure to fulfill such Rush Orders shall not constitute a breach of this Agreement.

Design & Manufacturing Services Agreement

8. DELIVERY TERMS

8.1 Packaging. Vendor shall package and label Product(s) in accordance with the packaging and shipping specifications specified in a Product Specifications. Vendor shall not mark or label a Product except as set forth in the associated Product Specifications. Vendor shall be responsible for any loss or damage to Products due to Vendor’s failure to preserve, package or handle a Product in accordance with Blue Coat’s packaging and shipping specifications. Vendor will bear all risk of loss, damage or destruction to the ordered Products until delivery to a carrier specified by Blue Coat in writing.

8.2 Shipping. Vendor shall ship the Products on the Delivery date and in accordance with FCA Hong Kong INCOTERMS 2000. All Products shall ship from Vendor in order to meet the Delivery Date.

8.3 Late Shipments. Vendor shall immediately notify Blue Coat in writing upon becoming aware that any part of a shipment of Products will not be, or has not been, delivered by the Delivery Date and shall provide reasons for the delay and a revised Delivery Date. Vendor’s revised Delivery Date must take into account the use of all means available to expedite production and delivery of the delayed Products, including without limitation expediting the procurement of materials, using expedited transportation means and labor overtime (“Accelerated Measures”). In the event of such delay, Blue Coat may assess a charge to Vendor based on the loss Blue Coat incurs as a result of agreements Blue Coat has with its customers or channel partners

8.4 Inspection. Notwithstanding any prior inspection or payment by Blue Coat, all Products shall be subject to final inspection and acceptance within thirty (30) days after delivery.

8.5 Documentation. Vendor shall maintain complete and accurate shipping documentation for all shipments for a minimum of three (3) years following the date of shipment. Shipment documentation includes the purchase order, packing slip, commercial invoice, carrier waybill, any information pertaining to direct fulfillment of Product and Vendor billing invoice. Blue Coat and its authorized agents and representatives shall have access to such records for purposes of performing an audit during normal business hours during the term of this Agreement and during periods which Vendor is required to retain such records.

8.6 Allocation. Vendor agrees that, in the event of a need to allocate performance among Vendor’s customers, Blue Coat’s order(s), subject to normal lead-time requirements, shall be filled according to an allocation plan no less favorable than that provided to any other Vendor customer. Vendor shall provide Blue Coat with immediate notice if it anticipates or has reason to believe that Vendor’s output of a Product shall not be sufficient to meet Blue Coat’s Forecast.

9. PRICING AND PAYMENT TERMS

9.1 Prices. The initial price for a Product shall be set forth in the associated Product Information Document. Prices will be reviewed on a quarterly basis and are subject to anticipated reductions as provided in this Agreement. The Total Product Cost model shall be specified in the Product Information Document

9.2 Non-Recurring Engineering Fee. As consideration for the Tooling and any other items specifically outlined in a Product Design Document, Blue Coat shall pay to Vendor a non-recurring engineering fee as specified in the associated Product Information Document or SOW (as the case may be).

9.3 Taxes. Prices stated in a Product Information Document are in U.S. dollars and are inclusive of all taxes, other than taxes on a party’s net income, which shall be the sole responsibility of that party.

9.4 Payment Terms. Vendor shall invoice Blue Coat upon shipment of a Product. All undisputed payments due hereunder shall be paid in US dollars not later than thirty (30) days following the invoice date. Vendor shall be entitled to modify the payment terms if Blue Coat is deemed to be a “Credit Concerning Entity”.

Design & Manufacturing Services Agreement

A “Credit Concerning Entity” is defined as a company that does not meet all of the Credit Criteria set forth in Exhibit D. If Blue Coat is deemed to be a Credit Concerning Entity and Vendor elects to modify the payment terms, then Vendor shall provide Blue Coat with ten (10) business days written notice prior to the effective date of such modification. As soon as Blue Coat is no longer a Credit Concerning Entity, the payment terms shall revert back to thirty (30) days following invoice date.

9.5 Monthly Report. Within the first five (5) days of each month, Vendor shall provide Blue Coat with a detailed accounts receivable aging report (in electronic format). Such report shall be sent to accountsreceivable@bluecoat.com.

9.6 Favorable Terms. Vendor warrants that during the term of this Agreement the terms and conditions of this Agreement, including discounts, prices and shipping, are no less favorable than the terms, conditions, discounts and prices given to any third party that purchases or licenses the similar products or services from Vendor under similar terms and conditions. Blue Coat reserves the right to hire a third party (a US nationally recognized auditing firm) to audit Vendor’s books and records limited to the transaction documents between Blue Coat and Vendor, during the term of this Agreement and for sixty (60) days thereafter to verify Vendor’s compliance with this Section. The audit shall be strictly subject to Vendor’s confidential obligations to any third party. The cost of the audit shall be borne by Blue Coat, unless it is determined through the audit that Vendor is charging Blue Coat at least 10 percent more than another party, in which event Vendor shall pay for the audit. If the audit indicates that Vendor has overcharged Blue Coat (with evidence provided to Vendor), Vendor shall pay to Blue Coat the difference within forty-five (45) days after such discovery.

9.7 Non-approved Charges. Blue Coat shall not be liable without Blue Coat’s prior approval to Vendor for any overtime charges, freight charges or Component product price increases incurred by Vendor.

10. COST REDUCTIONS

10.1 Cost Reduction. Vendor shall use commercially diligent efforts to achieve ongoing reductions in both Component Costs and Transformation Costs. Vendor shall work on achieving cost savings in both materials and processes, and such savings shall serve to reduce the Total Product Cost of a Product. In addition, Vendor shall use its commercially reasonable efforts to institute any cost reduction proposals reasonably suggested by Blue Coat, and shall reduce the Total Product Cost of Product(s) to Blue Coat by an amount equal to the per unit saving realized therefrom. Vendor agrees to pass on the benefits of cost reductions as follows:

10.1.1 Blue Coat Suggested Cost Reduction

(a) If Blue Coat suggests or initiates the cost reduction (including without limitation cost reductions resulting from Blue Coat’s directions to Vendor with respect to the specification, use or acquisition of Components), then the Total Product Cost of all Products to which the reduction is applicable shall be decreased by 100% of such cost reduction;

10.1.2 Vendor Suggested Cost Reduction

(a) If Vendor initiates a cost reduction, then the price of all Products to which the reduction is applicable shall be decreased by 50% of such cost reduction for a period of three (3) months following the sale of the first Product to which such cost reduction is applicable; and

(b) The price of all Products to which the reduction is applicable shall be decreased by 100% of such cost reduction after the three (3) month period has ended; and

Design & Manufacturing Services Agreement

10.1.3 Neutral Cost Reduction. If there is a reduction in the cost of a Component that is not initiated by Vendor or Blue Coat, then the Total Product Cost of all Products to which the reduction is applicable shall be decreased by 100% of such cost reduction upon the first sales of Products which are sold to Blue Coat by Vendor at the new price.

11. SOURCING.

11.1 Sourcing of Components. Vendor shall be primarily responsible for the procurement of the Components, but shall seek Blue Coat’s input with respect to such Components. Vendor will use its best efforts to negotiate appropriate terms with Suppliers, in each case subject to acceptance by Blue Coat, and to otherwise participate in the process of Component procurement as requested by Blue Coat. Vendor agrees to use diligent efforts to ensure that any Component used in the design and manufacture of a Product does not have a foreseeable end of life that occurs prior to the end of the projected Product’s life. Vendor will, contingent upon its compliance with other confidential obligations, provide Blue Coat with copies of preliminary specifications, working drafts of specifications and completed portions of specifications pertaining to the Components throughout the term of this Agreement. Vendor will use its best efforts to negotiate appropriate terms with Suppliers. Vendor will promptly provide Blue Coat with a copy of the final specification for any Component when it is completed.

11.2 Approved Vendors. Vendor shall notify Blue Coat immediately of all changes to the existing production processes, supply chain or approved vendor list set forth in the associated Product Information Document. No change is to be released to production without the written consent of Blue Coat. The following basic rules are applicable:

11.2.1 A Parts. Any change to a Component that is deemed an “A Part” (as defined in the associated Product Information Document) shall require the written approval and qualification of both Blue Coat and Vendor. In addition a Blue Coat ECO and Vendor ECO are required.

11.2.2 B Parts. Any change to a Component that is deemed a “B Part” (as defined in the associated Product Information Document) shall require the written approval and qualification of only Vendor. In addition a Blue Coat ECO and Vendor ECO are required.

11.2.3 C Parts. Any change to a Component that is deemed a “C Part” (as defined in the associated Product Information Document) shall require a written notification from Vendor to Blue Coat and a Vendor ECO.

12. INVENTORY LIABILITY.

12.1 Inventory Liability Report. Vendor shall provide Blue Coat with a monthly report setting forth the number of Slow Moving Inventory, Excess Components and Obsolete Components.

12.2 Disposition Process for Obsolete and Excess Components. On a quarterly basis (based on Blue Coat’s fiscal quarter), the following disposition process shall be followed for all Obsolete Components and Excess Components:

12.2.1 Vendor shall use diligent commercial efforts throughout the quarter to sell such Slow Moving Inventory, Obsolete Components and/or Excess Components, provided, any difference between the purchase price and the market price should be absorbed by Blue Coat.

Design & Manufacturing Services Agreement

12.2.2 If Vendor is unable to sell such Obsolete Components and/or Excess Components before the end of the fiscal quarter, then Blue Coat will either (a) pay an agreed upon price to Vendor to cover the cost of both the Component and the cost of scrapping such Component, (b) pay an agreed upon price to Vendor to cover the acquisition of the Component by Blue Coat (and delivery to a third party location) or (c) pay an agreed upon carrying cost to Vendor and Vendor shall retain such Obsolete Components and/or Excess Components in inventory on Blue Coat’s behalf, provided that (i) Obsolete Components need not be carried by Vendor in excess of three (3) months and either (a) or (b) shall be applicable after the three (3) month period has ended and (ii) Excess Components need not be carried by Vendor in excess of one (1) year and either (a) or (b) shall be applicable after the one (1) year period has ended.

12.3 Disposition Process for Slow Moving Inventory. Before the end of each fiscal quarter, Blue Coat and Vendor shall agree upon a carrying cost to be paid by Blue Coat to Vendor in order to retain (on Blue Coat’s behalf) any Slow Moving Inventory, provided that Slow Moving Inventory need not be carried by Vendor in excess of one (1) year and after the one (1) year period has ended Blue Coat will either (a) pay an agreed upon price to Vendor to cover the cost of both the Component and the cost of scrapping such Component, (b) pay an agreed upon price to Vendor to cover the acquisition of the Component by Blue Coat (and delivery to a third party location).

12.4 Mitigation. Subject to the notification requirements set forth herein, Vendor will exercise commercially reasonable efforts to mitigate Blue Coat’s liability for Excess Components, Obsolete Components Slow Moving Inventory and Special Components, including, without limitation, by canceling or rescheduling materials orders, selling materials or utilizing the materials for other customers. However, Vendor shall obtain prior written consent from Blue Coat prior to any sale of any A Part Component (as defined in the Product Information Document). Upon request from Blue Coat, Vendor shall provide Blue Coat with evidence of such efforts to mitigate liability. Unless otherwise contained herein, the maximum total Blue Coat liability for any Slow Moving Inventory, Excess Components or Obsolete Components may not exceed Vendor’s unit price for such Components as set forth in the Product Information Document.

12.5 Exceptions. If the Forecast for any period is reduced due a Warranty defect (where such Warranty defect caused a Customer to withdraw an expected order for Products) or due to an Epidemic Failure, then Blue Coat shall not be liable (under this Section or otherwise) for any Component or Product costs or expenses related to such reduction.

13. REPORTING

13.1 Accounting Records. In addition, Vendor shall maintain complete and accurate records of all amounts billed and billable to Blue Coat and payments made by Blue Coat hereunder (in accordance with U.S. generally accepted accounting practices) for a period of three (3) years following the expiration or termination of this Agreement. Vendor agrees to provide reasonable supporting documentation concerning any disputed invoice to Blue Coat within thirty (30) days after Blue Coat provides written notice of dispute to Vendor.

13.2 Audit. To the fullest extent that Supplier may do so without violating any confidentiality obligations to any third parties, Supplier will allow Blue Coat and its authorized agents and representatives to audit the production of the Products during normal business hours during the term of this Agreement and during periods which Vendor is required to retain such records, with at least fifteen (15) days prior written notice, and in such a manner so as not to interfere with Vendor’s or Vendor’s Subcontractors normal business activities. Any and all such records disclosed to Blue Coat shall be deemed “Confidential Information” (whether or not such records are labeled or identified as such).

14. COMMUNICATION. Vendor agrees to use its commercially diligent efforts to provide Blue Coat with written notice as soon as commercially practicable upon the occurrence of any event that could affect a Product. This includes, but is not limited to: supply chain issues (e.g., shortages in Components or other materials necessary for the manufacture of a Product, issues with Suppliers or relationships with Suppliers, supplier corrective action report notices, etc.), design issues (e.g., issues with design validation testing), delivery

Design & Manufacturing Services Agreement

issues (e.g., transit delays, strikes, etc.) operational issues (e.g., work order fall-outs greater than 90%, kit level failures) and Vendor business issues (e.g., change in business stability, any material press releases regarding Vendor business, etc.). Vendor shall provide Blue Coat with at least six (6) months notice prior to the date any Component or material used in the manufacture of a Product will reach end of life status. Blue Coat may either select a substitute component or place one (1) final binding purchase order, within the last time buy period notified by such Supplier. Blue Coat reserves the right to discontinue procurement of any Product (“End Of Life Product”). Any Product designated as an End Of Life Product will be identified to Vendor in writing at least one hundred and twenty days (120) days in advance of the last shipment, and issue purpose orders of End Of Life Product with quantity forecasted for the 3 months to Vendor. Blue Coat acknowledges that orders placed for End Of Life Product are non-cancelable and non-returnable and cannot be rescheduled. In case any purchase order of End Of Life Product is agreed to be cancelled by Vendor, Blue Coat shall be liable for any damage or losses caused to Vendor, including without limitation to actual costs of materials, shipping and labor costs incurred by Vendor, compensation to a supplier of Vendor. Blue Coat acknowledge that Vendor may, with Blue Coat’s prior written consent, be required to purchase a minimum order quantity of Units of a material which are manufactured for Blue Coat’s End Of Life Product. In the event that Blue Coat’s purchase order of End Of Life Product not satisfy the minimum order quantity of the aforementioned material, Blue Coat agrees to be fully liable for the costs or expenses of such excess materials, either help re-sell or pay for such excess materials.

15. QUALITY

15.1 Quality Control. Vendor acknowledges and agrees that all Products will be designed and manufactured in accordance with the highest industry standards applicable for similar products and also in accordance with the Quality Control Standards set forth in Blue Coat’s Operations Supplier Quality Manual.

15.2 Quality Control Personnel. Blue Coat may at its option and expense send its quality control personnel to Vendor’s facilities to assist in or observe the work in progress. Blue Coat may from time to time suggest commercially reasonable modifications to Vendor’s procedures for performing the work under this Agreement for the purpose of enhancing or assuring quality, and Vendor shall, using Vendor’s best judgment, act in good faith to either (a) comply with such suggestions or (b) explain to Blue Coat why such suggestion is not in the best interests of Blue Coat or why such suggestion should not be implemented.

15.3 Facility Inspection. Vendor shall, whenever reasonably requested by Blue Coat, permit Blue Coat, or a third party acting on behalf of Blue Coat, the opportunity to inspect (at Vendor’s facility) the processes and procedures used by Vendor to perform its obligations under this Agreement. Blue Coat shall provide Vendor with at least three (3) business days notice prior to the visit.

16. QUARTERLY REVIEWS

16.1 Information Production. Vendor shall provide and Blue Coat will review all Component Costs and Transformation Costs on a quarterly basis. Costs to be reviewed include, but are not limited to, time studies for production and costs related to repairs, testing, kitting, inventory management, shipping and quality inspections.

16.2 Management Reviews. After receipt of the information set forth in Section 16.1, Blue Coat and Vendor shall, when Blue Coat requests, meet (by telephone, videoconference or in person) to discuss Vendor’s performance, prices and other issues relating to this Agreement, including but not limited to Vendor’s performance with regard to technology, quality, cost, availability and ease of doing business (collectively “TQCAB”). At each such meeting, Product prices shall be reviewed for adjustments, and the parties shall agree on the appropriate price adjustments and the manner and the timing of their implementation, on a fair and reasonable basis. The parties will mutually agree upon and set price reduction targets for each of the new two (2) calendar quarters based on Forecast and other factors affecting price, including without limitation those listed in Product Information Documents and identify actions and corresponding responsibilities of the parties

Design & Manufacturing Services Agreement

required to achieve the target price reductions. If Vendor fails to implement previously agreed targets with respect to Vendor TQCAB, then Blue Coat and Vendor will cooperate to identify the cause of such failure in order for both parties to achieve the target price reductions afterward.

17. TOOLING, BLUE COAT EQUIPMENT & BLUE COAT MATERIALS

17.1 Provision of Blue Coat Consigned Items. Blue Coat may provide Blue Coat Consigned Items to Vendor free of charge pursuant to the terms and conditions of this Agreement for use by Vendor in the design, testing, manufacture and supply of Products exclusively for and to Blue Coat. Vendor shall use Blue Coat Materials on a “first-in, first-out” basis to reduce the risk of obsolete or unusable material.

17.2 Storage. Except as otherwise provided in the Agreement, Vendor shall, at its cost, subject to Section 12, be responsible for safekeeping at its manufacturing facility all Blue Coat Consigned Items and Tooling, shall maintain the same in good condition and repair, shall store for normal wear and tear the Blue Coat Consigned Items and Tooling at such facility in a place that meets the requirements of this Agreement and shall segregate such Blue Coat Consigned Items and Tooling from other customer’s materials. All such Blue Coat Consigned Items and Tooling, while in the possession and under the control of Vendor, shall be at Vendor’s risk.

17.3 Orders for Blue Coat Materials. After execution of this Agreement, Vendor shall order, take delivery of or pay for, by way of a purchase order, those Blue Coat Materials, if any, required to manufacture the Products ordered by Blue Coat within the lead time of product manufacturing and in accordance with the Purchase Orders issued by Blue Coat. All purchase orders submitted to Blue Coat by Vendor shall include a description of the required Blue Coat Materials, the quantities ordered, the prices thereof, the proposed delivery date, and such other information as the parties may agree from time to time. Amounts due from Vendor will be paid forty five (45) days following the invoice date which shall be no earlier than the shipment date. Vendor purchase orders may be issued in writing, by mail or facsimile, or by electronic means as the parties may from time to time agree.

17.4 Tracking. Vendor shall maintain complete and accurate records of the quantity of Blue Coat Materials received from Blue Coat, along with the quantity used in Products shipped to or on behalf of Blue Coat and the quantity wasted in the manufacture, test and supply of Products. Vendor shall provide such records or related information as required from time to time by Blue Coat during the term and Blue Coat may, on fifteen (15) business days notice to Vendor, audit such information at Vendor’s site. Vendor shall maintain and properly safeguard any such wasted Blue Coat Materials so that it may be audited hereunder and salvaged, should Blue Coat desire.

17.5 Permitted Use. Blue Coat grants Vendor a limited license to use the Blue Coat Consigned Items and Tooling only as set forth in this Agreement. Vendor acknowledges and agrees that Vendor is only a bailee of the Blue Coat Consigned Items and Tooling on the terms and conditions set out this Agreement, and that Vendor will use them in accordance with any operation instructions provided or government regulations. Vendor will not pledge or otherwise encumber the Blue Coat Consigned Items or Tooling. In the event the premises in which the Blue Coat Consigned Items or Tooling is installed are encumbered in any way (e.g. a financial institution has a security interest in the premises or property thereon), Vendor shall provide notice to any party having such an interest that (a) the Blue Coat Consigned Items or Tooling are contained within such premises; (b) the Blue Coat Consigned Items and Tooling are the property of Blue Coat; (c) any encumbrance over the premises or Vendor’s property does not extend to the Blue Coat Consigned Items or Tooling; and (d) Blue Coat retains its rights of recovery and repossession of the Blue Coat Consigned Items and Tooling. Vendor shall immediately report to Blue Coat: (i) any seizure or attachment of the Blue Coat Consigned Items or Tooling by Vendor’s creditors; (ii) any petition in bankruptcy, insolvency, receivership or similar proceedings filed by, or against, Vendor; or (iii) any arrangement, composition or similar agreement for the benefit of Vendor’s creditors.

Design & Manufacturing Services Agreement

17.6 Prohibited Uses. Vendor shall use the Blue Coat Consigned Items and Tooling only for the permitted use as described in this Agreement and only for the exclusive benefit of Blue Coat. Any use or activity by or on behalf of Vendor associated with Blue Coat Consigned Items or Tooling that is not expressly permitted by this Agreement is prohibited. Without limiting the generality of the immediately preceding sentence, Vendor agrees not, and not to allow others, to: (i) modify, alter, disassemble, cut, destroy, cleave, crush or reverse-engineer Blue Coat Consigned Items or Tooling; (ii) sell, rent, loan, donate, give any guarantee or security interest in, transfer possession or purport to transfer title in any way of, Blue Coat Consigned Items or Tooling to any third party; (iii) allow any employee, agent or contractor not adequately trained to work with Blue Coat Consigned Items or Tooling or not involved in the testing or demonstrations of the Blue Coat Consigned Items or Tooling to have access to the Blue Coat Consigned Items or Tooling; or (iv) use or transport the Blue Coat Consigned Items or Tooling outside of Vendor’s own facilities without written permission from Blue Coat.

17.7 Costs. In the event Blue Coat Consigned Items or Tooling may require repair, upgrading or calibration or has exceeded its useful life, Vendor shall notify Blue Coat of such and Blue Coat shall reimburse or replace such Blue Coat Consigned Items or Tooling. Both parties recognize that such reimbursement shall only be for materially significant, actual incurred costs. Vendor shall bear all risk of loss regarding, and be liable for any damage to, the Blue Coat Consigned Items and Tooling (reasonable wear and tear excepted). Vendor will insure the Blue Coat Consigned Items and Tooling against loss or damage during the term of this Agreement and while in Vendor’s custody, and will deliver to Blue Coat, upon request, proof of such insurance. Vendor shall pay to Blue Coat the new replacement cost as assessed by Blue Coat and agreed by Vendor, of any Blue Coat Consigned Item or Tooling that is lost, stolen, destroyed or damaged beyond repair. Vendor shall bear no risk of loss or not be liable for any damage to the Blue Coat Consigned Items and Tooling if Blue Coat delays or refuses to receive Vendor’s return of such Blue Coat Consigned Items and Tooling either after expiration or termination of this Agreement or upon Vendor’s reasonable request. Any item, article, accessory, document or thing supplied in conjunction with the Blue Coat Consigned Items (including operation manuals) or Tooling not returned to Blue Coat, at Blue Coat’s request, and Vendor is willing to keep upon termination or expiration of this Agreement shall be paid for by Vendor with a fee determined by Blue Coat being charged to Vendor.

17.8 Tooling. As it applies to Tooling, the obligations of Vendor set forth in this Section 15 shall apply regardless of whether the Tooling is located at Vendor site or a third party site. Vendor shall, upon request from Blue Coat, transfer all right, title and interest to the Tooling to Blue Coat, free and clear of any liens or other encumbrances. Upon any termination or expiration of this Agreement, Vendor shall assist and cooperate in good faith with the physical transfer by Blue Coat of the Tooling to other locations designated by Blue Coat at Blue Coat’s cost.

17.9 Delivery of Blue Coat Consigned Items. Vendor shall, at Blue Coat’s costs, assist with any customs/export/trade related approvals, duties and/or other obligations as may be required for the delivery of the Blue Coat Materials, Blue Coat Equipment and Tooling.

18. OWNERSHIP

18.1 Blue Coat Property. Subject to Section 18.2, Blue Coat shall own all right, title and interest in and to the Product Design Document, the Product Information Document, all Product(s), portions of Products currently in production, Tooling and Blue Coat Consigned Material.

18.2 Inventions. Unless otherwise specified in an applicable Product Information Document and excluding Vendor Property (defined below), (i) any and all Product designs, inventions or improvements, (ii) any other design, inventions or improvements and any and all discoveries, products, computer programs (including source code), tooling, procedures, improvements, developments, drawings, works of authorship,

Design & Manufacturing Services Agreement

specifications, data, memoranda, notes, documents, manuals, information, and other items made, authored, conceived or developed by or for Blue Coat, which result from or relate to a Product (items (i) and (ii) are referred to, collectively, as “Product Information”), and (iii) any patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world (collectively, “Intellectual Property Rights”) contained or embodied in, or arising from the Product Information shall be the sole property of Blue Coat. Blue Coat shall have the sole right to obtain and to hold in its own name any copyrights, patents, mask work rights, trademark registration, or other legal protection as may be appropriate to such Product Information and any derivatives thereof. Blue Coat shall have the sole right to determine the method of protection for any such Product Information, including the right to protect the same as trade secrets, to use and disclose the same without prior patent application or to file registration for copyright, patent, mask work rights, or trademark in its own name, as Blue Coat deems appropriate in its sole and absolute discretion. Subject to the provisions of this Agreement, Blue Coat hereby grants to Vendor, its affiliates, and subcontractors, which manufactures the Product on behalf of Vendor, a limited, personal, worldwide, non-exclusive license, without the right to sublicense, to Product Information, and any associated Intellectual Property Rights to make, manufacture, test, assemble and repair the Product as specified herein.

18.3 Vendor Property. All right, title and interest in Vendor’s pre-existing technology and IP Rights and Confidential Information (“Pre-existing Technology”) shall remain Vendor’s exclusive property. Vendor shall retain all right, title and ownership to any discoveries, inventions, technical information, procedures, design, manufacturing or other processes, software, firmware, technology, know-how or other Intellectual Property Rights comprising Vendor’s design techniques or manufacturing processes that are used or created by Vendor in performing the Design Services or manufacturing services and which do not comprise part of the Product Design Document, Product Information Document or Product Information (“Vendor Process Technology”). “Pre-existing Technology” and “Vendor Process Technology” shall be deemed “Vendor Property”. During the term of this Agreement, Vendor hereby grants to Blue Coat a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, royalty free right and license to reproduce, distribute, perform use, import, export, manufacture, have manufactured, offer to sell and sell any Vendor Property or other intellectual property rights incorporated or used in the Products manufactured for Blue Coat under this Agreement.

18.4 Assignment. The parties hereby make any assignments necessary to accomplish the foregoing ownership provisions. In interpreting such ownership provisions anything made or conceived or reduced to practice by an employee or contractor of a party in the course of performance under this Agreement will be deemed so made or conceived or reduced to practice by that party; each party has and will have appropriate agreements with all such employees and contractors necessary to fully effect the provisions of this Section 18.4.

18.5 Perfection. A party being assigned any proprietary right under this Agreement will have the exclusive right to, and, at such party’s expense, the assigning party agrees to assist such party in every proper way (including, without limitation, becoming a nominal party) to, evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain, and defend such proprietary rights. Each party will execute all documents as the other may reasonably request for such purposes.

18.6 Proprietary Rights Notices. Vendor agrees to properly mark each Product and any accompanying documentation with Blue Coat’s copyright or other proprietary rights notice, as directed by Blue Coat, to indicate Blue Coat’s intellectual property rights in such Products. Unless otherwise provided herein, nothing in this Agreement shall be construed as a grant of any license, right or interest in any trademark, trade name or service mark of either party, or any third party from whom either party may have acquired license rights.

18.7 Trademark Use. All trademarks, service marks, trade names or logos identifying the Products or Blue Coat (the “Marks”) are the exclusive property of Blue Coat. Vendor will not take any action that jeopardizes Blue Coat’s proprietary rights or acquire any rights in the Marks except as specifically set forth below. Vendor will not register, directly or indirectly, any trademark, service mark, trade name, copyright,

Design & Manufacturing Services Agreement

company name or other proprietary or commercial right which is identical or confusingly similar to the Marks or which constitute a translation into other languages. Vendor will use the Marks exclusively to identify the Products. Any use of the Marks shall clearly identify Blue Coat as the owner of the Marks. Vendor will immediately notify Blue Coat if Vendor learns (i) of any potential infringement of the Marks by a third party, or (ii) that the use of the Marks may infringe the proprietary rights of a third party. Blue Coat will determine the steps to be taken under those circumstances. In connection with any potential infringement of or by the Marks, Vendor will (i) provide Blue Coat with the assistance that Blue Coat may reasonably request, and (ii) not take steps on its own without Blue Coat’s prior approval.

19. WARRANTIES

19.1 Authority. Each party warrants that it has the right and authority to enter into this Agreement and perform its obligations hereunder.

19.2 Quality. Vendor shall perform and hereby warrants that all Products, when delivered in accordance with the purchase order, will have passed the test and quality control procedures set forth in the Operations Supplier Quality Manual and will meet the associated Product Specifications for such Product.

19.3 Product Warranty. Subject to the terms of this Section 19.3, Vendor warrants to Blue Coat that each Product: (a) has been manufactured in accordance with Blue Coat’s applicable manufacturing testing procedures; (b) meets the requirements set forth in the purchase order and Product Information Document and; (c) shall be free from defects in design, material and workmanship (excluding defects in the Blue Coat software) (“Warranty”). The warranty period for a Product shall be fifteen (15) months from the Delivery Date from Vendor (“Warranty Period”).

19.4 Service Warranty. Vendor warrants to Blue Coat and its customers that any services to be provided by Vendor hereunder shall be performed to a standard reasonably acceptable in the industry.

19.5 Design Warranty. Vendor warrants to Blue Coat that it will perform the Design Services so as to produce a Final Deliverable that conforms in all material respects to the Product Design Document, the Statement of Work and the Blue Coat Requirements Document.

19.6 Warranty Process. Products that fail to meet the Warranty during the Warranty Period shall be returned to Vendor (pursuant to the RMA process set forth in Section 19.9) and, at Blue Coat’s option, Vendor shall, at Vendor’s cost, promptly (a) repair or replace such Product at no cost to Blue Coat. Notwithstanding the above, if a Product fails to meet the Warranty during the Warranty Period and the Customer refuses a replacement, then, at the option of Blue Coat, Vendor shall credit any amounts paid for such Product. All Products repaired or replaced under warranty shall be warranted for a period equal to the greater or the remainder of the original Warranty Period or three (3) months.

19.7 Out of Warranty Process. Products that fail to meet the Warranty after the Warranty Period shall be returned to Vendor (pursuant to the RMA process set forth in Section 19.9) and Vendor shall promptly repair such Product if appropriate. Blue Coat shall pay the fee set forth in the Product Information Document for all such repairs.

19.8 Replacement of Product. Upon request from Blue Coat, Vendor will deliver a replacement of any product that does not meet the Warranty requirements (whether or not under the Warranty Period).

19.9 Product Returns. Within forty-eight (48) hours after receipt of a request to return a Product, Vendor shall issue a Return Materials Authorization number (“RMA”). If no RMA is issued within two (2) business days plus a one (1) business day grace period (three (3) business days total), Blue Coat (or its customer) may return the Product without further notice to Vendor and without an RMA. In the event that a

Design & Manufacturing Services Agreement

Product is determined to not meet the Warranty, Vendor shall pay all costs associated with the transportation of the returned Product, including the cost of transportation from Blue Coat to Vendor’s plant, and where applicable, transportation of replacement or repaired Products to Blue Coat, as well as all insurance costs associated with the returned Products and the repaired and replacement Products. In all other circumstances, freight costs shall be borne by the shipper. Any Products repaired by Vendor may only be delivered to a customer shall not be delivered as “new” products.

19.10 Failure Analysis. Vendor shall, within five (5) business days of receipt of Products, complete a basic failure analysis on all Products returned to Vendor. Upon Blue Coat request, Vendor shall perform next level failure analysis and deliver a written report of such analysis and Vendor’s findings within seven (7) business days.

19.11 No Trouble Found (“NTF”) – In-Warranty / Out of Warranty. To the extent the monthly (by calendar month) NTF rate for a particular Product does not exceed the percentage specified in the Product Information Document (“NTF Percentage”), there will be no charge associated with any Product returned which is determined by Vendor to be NTF after testing. NTF charges, which may be established and amended by both parties in writing from time to time, will apply only in the event that the number of units determined to be NTF exceeds the NTF Percentage of the total of such Product returned to Vendor for repair within any month. Meanwhile, Vendor will return last revision of the Product, and Blue Coat mutually agreed reasonable rate for such return.

19.12 Epidemic Failure. If, during any consecutive ninety (90) day period of the term, the percentage of Products that fail to meet the above Warranty (as a result of the same symptom and same root cause) is cumulatively equal to or in excess of the “Product Warranty Failure Percentage” set forth in the associated Product Information Document for the same root cause, then such failure shall be considered an “Epidemic Failure.” If no Product Warranty Failure Percentage is set forth in a Product Information Document or if no Product Warranty Failure Percentage is specified in a Product Information Document , the default Product Warranty Failure Percentage shall be three percent (3%) of the same Product. If an Epidemic Failure occurs, then:

(a) Vendor shall, at its cost, provide Support Services (defined below) and/or, if deemed necessary by Blue Coat, at Vendor’s cost, ensure an effective quarantine, containment action, and disposition of suspect materials related to the Epidemic Failure at the Vendor, Blue Coat and/or Customer locations.

(b) Vendor shall notify Blue Coat promptly and provide an initial problem verification report, including a containment and failure analysis plan per the Blue Coat SCAR Procedure. A complete report, including permanent corrective and preventive action, shall be provided by the Vendor to Blue Coat within seven (7) calendar days of initial notification;

(c) Vendor shall update Blue Coat on a daily basis with the status and findings of the foregoing analysis and plan and provide such other reasonable information required by Blue Coat in connection therewith; and

(d) Blue Coat may immediately terminate this Agreement with respect to the affected Product if Vendor fails to act as required in accordance with preceding subsections.

19.13 Warranty Exclusions. Warranties set forth in this Section 19 will not apply to defects or malfunction of the Product arising from (i) improperly installed, repaired, altered or otherwise modified (other than by Vendor or Vendor’s subcontractors), (ii) misuse, abuse, negligence or accident, (other than by Vendor or Vendor’s subcontractors); (iii) Blue Coat Materials, if any.

Design & Manufacturing Services Agreement

19.14 EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, VENDOR HEREBY DISCLAIMS ALL WARRANTIES, COVENANTS AND REPRESENTATIONS EXPRESS, STATUTORY AND IMPLIED, APPLICABLE TO PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY THAT ANY PRODUCT IS DELIVERED FREE OF CLAIMS OF THIRD PARTIES BY WAY OF INFRINGEMENT OR THE LIKE.

20. SUPPORT SERVICES.

20.1 Support Defined. Vendor shall, at Vendor’s cost, provide technical assistance, functionally equivalent replacement Products, repair services and failure analysis services (collectively, “Support Services”) on each Product, including discontinued Products, during the Warranty Period. Vendor shall make available Support Services for an additional period of five (5) years after last shipment day at commercially reasonable rates. All repaired or replacement Products shall be warranted in accordance with the provisions of Section 19. Except as otherwise expressly provided herein, Vendor may not discontinue the manufacture or supply of Products or Support Services without Blue Coat’s prior written consent. Vendor shall also, at Blue Coat’s request and at mutually-agreed reasonable cost, provided Vendor personnel at Blue Coat’s site to provide Product order and other functional liaison services to Blue Coat, as Blue Coat may reasonably require.

20.2 Hotline. Vendor shall provide Blue Coat with two telephone numbers, one of which will be answered twenty-four (24) hours a day, seven (7) days a week by Vendor’s highly qualified technical support personnel (xxx-xxx-xxxx and xxx-xxx-xxxx). Vendor shall also provide Blue Coat with an email address for reporting all issues (xxxx@xxxx.com). When Blue Coat emails or phones in an issue to Vendor, Vendor shall open a support case immediately and respond within thirty (30) minutes with a case tracking ticket number assigned to such issue for tracking purposes. Vendor shall input any such support case into Vendor’s own internal problem reporting systems. Vendor shall use diligent commercial efforts to resolve all issues as soon as commercially practicable.

21. TERM AND TERMINATION

21.1 Term. This Agreement shall begin upon the Effective Date and, unless earlier terminated as provided herein, shall continue in effect for three (3) years (“Initial Term”). The Agreement shall automatically renew for additional one (1) year terms unless and until either party provides written notice of non-renewal at least one (1) year prior to the end of any such term

21.2 Termination of Agreement.

(a) For Breach. If a party materially breaches any provision of this Agreement, the non-breaching party may terminate this Agreement upon thirty (30) days written notice (fifteen (15) days for breach of Section 9.4, Payment Terms) thereof unless such material breach is cured within the notice period.

(b) Termination For Convenience. After the Initial Term, either party may terminate this Agreement, or any part thereof, at any time for its sole convenience by giving twelve (12) month advance written notice of termination to the other party. Upon receipt of such notice from Blue Coat, Vendor will, except to the extent otherwise specified in such notice, immediately stop all work previously authorized.

(c) Effect of Termination. No termination or expiration of this Agreement shall (i) relieve either party from any obligations hereunder which have accrued on or before the effective date of such termination or expiration including without limitation any obligation to pay to the other party any sum owed pursuant to this Agreement, (ii) affect any rights of either party with respect to any breach of this Agreement, or (iii) cancel any purchase order for the Product placed by Blue Coat and accepted by Vendor pursuant to this Agreement. Unfilled purchase orders (or portions thereof) that are not cancelled by the non-breaching party will be filled and paid for in accordance with the terms of this Agreement.

Design & Manufacturing Services Agreement

21.3 Survivability and Obligations Upon Termination. Section 8.5, 9.4, 13.1, 13.2, 17.7, 17.8, and 18-29 shall survive the termination of this Agreement. Furthermore, in the event of any termination or expiration of this Agreement (a) Vendor shall deliver all Tooling, Blue Coat Equipment and Blue Coat Material to Blue Coat within five (5) working days after termination or otherwise agreed period (or upon Blue Coat’s demand), (b) each party shall return or destroy the other party’s Confidential Information (except each party may retain any Confidential Information (i) for archival purposes, (ii) as necessary to perform the transitional services set forth in Section 22 and (iii) in the case of Blue Coat, as necessary for manufacturing a Product) (c) the parties shall comply with the transition services provisions set forth in Section 22.

22. TRANSITION SERVICES

22.1 Transition after Termination. Following any termination or expiration of this Agreement, each party shall assist and cooperate in good faith with the other party to enable an orderly dissolution of the relationship . Vendor shall provide, at no cost to Blue Coat, technical support and assistance as Blue Coat may reasonably request in connection with the transition of the design and/or manufacture of Products to a third party, unless the termination is by Vendor for cause.

22.2 Right to Manufacture. Upon the expiration or termination of this Agreement (other than for an uncured breach by Blue Coat), Vendor hereby grants Blue Coat a royalty-free, worldwide, nonexclusive, perpetual, irrevocable and have-made right and license to manufacture and have manufactured the Products and to use, reproduce and otherwise exploit the Vendor Property in order to commercialize reproduce, distribute, modify, make, use, sell, have made or have sold the Products unless the termination is by Vendor for cause. Notwithstanding the above, if Vendor is obligated to pay a third party royalties or license fees in order to use or exploit of portions of the Vendor Property not owned by Vendor (“Third Party Property”), then Vendor shall (a) notify Blue Coat and provide all information pertaining to the fees paid for such Third Party Property and (b) assist Blue Coat in obtaining the same or more favorable terms for such Third Party Property upon request by Blue Coat. Blue Coat acknowledges that, upon termination of this Agreement, it may be necessary to negotiate and pay certain fees in order to use and otherwise exploit the Third Party Property as authorized herein. If Vendor does not provide the notice set forth in (a) above, then Vendor shall be responsible for any royalties or fees associated with Third Party Property.

23. EXPORT. In exporting and importing Products, each party agrees (a) to comply with all export and import laws, rules, policies, procedures, restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and (b) not to export or import, or allow the export or re-export or import of any goods in violation of any such restrictions, laws or regulations. Each party shall obtain all licenses, permits and approvals required by any government in connection with performing its obligations hereunder; provided that in doing so each party shall at all times fully protect the Confidential Information and proprietary rights of the other party. Blue Coat shall provide the export classification for each Product to Vendor. Each party will indemnify and hold the other party harmless for any breach of this Section 23 by such party.

24. INDEPENDENT CONTRACTOR. Each party shall be deemed to be an independent contractor to the other party, and not its agent, joint venturer, partner or employee. Neither party shall have any authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party.

25. LIMITATION OF LIABIILTY. EXCEPT FOR A BREACH OF SECTION 26 (CONFIDENTIALITY) OR FOR LIABILITY ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF A PARTY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO

Design & Manufacturing Services Agreement

THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT WHETHER UNDER CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR ANY OTHER LEGAL OR EQUITABLE CLAIM OR THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR A CLAIM (AND ANY FEES RELATED TO A CLAIM) PURSUANT TO SECTION 27 (INDEMNIFCIATION) OR A BREACH OF SECTION 26 (CONFIDENTIALITY), OR FOR LIABILITY ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF A PARTY, IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR ANY CLAIMS ARISING OUT OF THIS AGREEMENT EXCEED TEN (10) MILLION DOLLARS.

26. CONFIDENTIALITY

26.1 Proprietary Information. Prior to and during the performance of this Agreement, the parties may disclose or furnish to each other proprietary marketing, technical or business information either verbally or in tangible form (the “Confidential Information”); all or any of which have been identified or marked at the time of disclosure as “proprietary” or “confidential” by the disclosing party and, if not in tangible form, reduced to writing marked in a manner to indicate its confidential nature and furnished to the receiving party within ninety (90) days of the initial disclosure. Notwithstanding the above, the Product Design Document(s), the Product Information Document(s), any information concerning Product design, construction, assembly, manufacture, development, or architecture or a Product and information concerning Customers shall be deemed to be the Confidential Information of Blue Coat regardless of being marked as such. Confidential Information of the disclosing party shall be held in confidence by the receiving party and not directly or indirectly disclosed, copied or used by the receiving party (except as necessary to perform under this Agreement). Each party agrees that, except as may be required by law, including the rules and regulations of the United States Securities and Exchange Commission, the terms and existence of this Agreement are confidential and neither party shall disclose such information. Notwithstanding the foregoing, each party may, without further consent of the other party, disclose the contents of this Agreement to its shareholders, potential acquirors, accountants, professional and financial advisors, insurers and other persons necessary for the functioning of such party’s business operations.

26.2 Non-Confidential Information. Confidential Information shall not include information that (a) is already known to the receiving party without any obligation of confidentiality; (b) has entered the public domain through no action or inaction of the receiving party; (c) is generally available to the public; (d) was disclosed to the receiving party by a third party not in violation of the disclosing party’s proprietary rights or (e) independently developed by the receiving party without access to the Confidential Information or (f) is required to be disclosed in accordance with a judicial or other governmental order, provided that, the receiving party, subject to what is permitted under the applicable law, either (i) gives the disclosing party reasonable notice prior to such disclosure to allow the disclosing party a reasonable opportunity to seek a protective order or equivalent, or (ii) obtains a written assurance from the competent judicial or governmental entity that it will afford Confidential Information the highest level of protection afforded under the applicable law or regulation.

26.3 Injunction. Each party acknowledges that the Confidential Information of the disclosing party constitutes valuable trade secrets of the disclosing party and that the unauthorized disclosure or use of such Confidential Information by the receiving party will cause irreparable harm, for which no remedies of law will be adequate. Accordingly, the parties agree that the disclosing party shall be entitled to injunctive relief against the receiving party in the event that the receiving party breaches the confidentiality obligations set forth in this Section 26.

26.4 Insider Trading. Vendor acknowledges that it is aware that Blue Coat is a publicly-traded company and that its Confidential Information may constitute material non-public information under U.S. securities laws and regulations. As such, Vendor shall ensure that its agents and employees are contractually prohibited from transacting in Blue Coat’s securities based on such Confidential Information or from communicating such Confidential Information to others in connection with the trading of such securities.

Design & Manufacturing Services Agreement

26.5 Data Security. The receiving party shall implement safeguards and procedures to prevent unauthorized access to, and the destruction, loss, misuse or improper alteration of, all Confidential Information of the disclosing party. If the receiving party becomes aware of any unauthorized access to the disclosing party’s Confidential Information, it shall report immediately in detail such incident to the disclosing party and take appropriate remedial actions. Vendor will comply with Blue Coat’s written requirements for vendors and offsite development companies, as Vendor is notified of such requirements which may be revised from time to time. In addition to such requirements, Vendor will also adhere to data security requirements and procedures, that provide for, without limitation: (i) the highest industry standard security systems, computers and technologies, including firewalls and encryption; (ii) physical security procedures, including security guards and regular monitoring of all work areas; (iii) background checks on Vendor’s personnel; (iv) restriction of use and copying of Blue Coat Confidential Information on a “need-to-know” basis and only at authorized locations; (v) regular monitoring of the transport and storage of Blue Coat Confidential Information; (vi) regular monitoring of password procedures; and (vii) regular and random monitoring of Suppliers and other employees providing Design Services or working on Blue Coat Products.

27. INDEMNIFICATION

27.1 Blue Coat Indemnification of Vendor. Blue Coat shall defend Vendor and its employees, directors, officers, subsidiaries, successors and assigns (each a “Vendor Party”) from and against third party claims asserted against any Vendor Party to the extent such claims assert that (a) the Blue Coat Requirements Document (or any process, method, design, product or component that directly and necessarily results from compliance with the Blue Coat Requirements Document); (b) Blue Coat Consigned Items; (c) Marks; or (d) modifications made to the Product Design Document as instructed by Blue Coat, infringes any patent, trademark, mask work, copyright, trade secret or other intellectual property right of a third party; provided (i) Vendor gives prompt written notice of the claim; and (ii) Vendor reasonably cooperates in the defense or settlement of the claim. Vendor may participate in the defense of the claim, with its own counsel at its own expense. Blue Coat shall pay any final judgment on the claim and will pay any settlement costs to which it agrees. Blue Coat shall not be responsible for any settlement costs to which it does not agree in writing.

27.2 Vendor Indemnification of Blue Coat. Vendor shall defend Blue Coat and its employees, directors, officers, subsidiaries, successors and assigns (each a “Blue Coat Party”) from and against third party claims asserted against any Blue Coat Party to the extent such claims (a) assert that the design or manufacturing process used by Vendor in the manufacture of Products hereunder or the design of a Product or any method, process outlined in or component of a Product Information Document hereunder infringes any patent, trademark, mask work copyright, trade secret or other intellectual property right of a third party; or (b) are based on the gross negligence or willful misconduct of Vendor or its agents; provided that Blue Coat shall be required to (i) give Vendor prompt written notice of the Claim and (ii) Blue Coat reasonably cooperates in the defense or settlement of the claim. Vendor shall pay any final judgment on the claim and will pay any settlement costs to which it agrees. Vendor shall not be responsible for any settlement costs to which it does not agree in writing. This Section does not apply to the extent the claim is specific to the (A) Blue Coat Consigned Items, or other materials procured from Blue Coat designated suppliers or otherwise dictated by Blue Coat; (B) unauthorized modifications or other unauthorized alterations made to the Product after delivery (by a party other than Vendor); (C) modifications or other alterations made to the Product Design Document as instructed by Blue Coat; (D) process, method, design, product or component that directly and necessarily results from compliance with the Blue Coat Requirements Document; or (E) Marks.

Design & Manufacturing Services Agreement

27.3 Correction. If Vendor reasonably believes that a certain manufacturing process or method used by Vendor in the manufacture of a Product or the manufacture or sale or use of a Product may be enjoined, Vendor shall use all diligent commercial efforts to either promptly (a) procure for Blue Coat the right to continue to use the same or (b) replace or modify the same to make it non-infringing.

28. LIENS AND SECURITY INTERESTS. During the term of this Agreement, Vendor warrants that Vendor has not and will not, directly or indirectly create, incur or permit to exist any lien, encumbrances or security interest on or with respect to the Components or Products or any portion thereof .

29. MISCELLANEOUS.

29.1 Assignability. Neither party shall transfer or assign any of its rights or obligations hereunder without the prior written consent of the other party and any transfer or obligations hereunder without the prior written consent of the both parties shall be void and of no effect. Notwithstanding the foregoing, Blue Coat may assign this Agreement without consent to an Affiliate or to an acquirer of all or substantially all of Blue Coat’s equity, assets or business provided that such Affiliate or acquirer is not the competitor of Vendor.

29.2 Insurance. Vendor shall maintain (at its own expense) all necessary insurance required by local laws or statutes of where Vendor’s registered office locates, which may be including but not limited to, workmen’s compensation, disability, and unemployment insurance, as well as public liability, product liability, property damage, and automobile liability insurance against any and all losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damage to any person or property arising out of or in connection with this Agreement that are the result of the fault or negligence of Vendor.

29.3 Binding Nature; No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns, and is made solely and specifically for their benefit. No other person shall have any right, interest or claim hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

29.4 Waiver. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given, and only if such waiver is express and in writing by the parties hereto.

29.5 Governing Law and Venue. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws provisions and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole and exclusive venue and jurisdiction for all disputes arising from this Agreement shall be the state and Federal courts located in Santa Clara, California, and each party hereby consents to such jurisdiction and venue.

29.6 Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

29.7 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered to the address written above (a) in person, (b) by certified mail, postage prepaid, return receipt requested, or (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt. Notices to Blue Coat must be sent to the attention of the General Counsel. Notices to Vendor must be sent to:

29.8 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, Vendor and its successors and assigns and Blue Coat and Blue Coat’s successors and assigns.

Design & Manufacturing Services Agreement

29.9 Amendments. Any provision hereof may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of Blue Coat and Vendor. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any invoices, confirmations or similar documents (other than additional terms (e.g. quantities, proposed ship dates, etc.) expressly contemplated herein as to be supplied in such documents) even if accepted in writing by both parties.

29.10 Counterparts. This Agreement may be executed in one (1) or more counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

MiTAC International Corporation

By:	/s/ James C. Yuan
Title:	VP/General Counsel

Blue Coat Systems, Inc.

By:	/s/ David de Simone
Title:	SVP Corporate Operations

EXHIBIT A

PRODUCT DESIGN DOCUMENT

The following Product Information Document shall be considered a part of the Design & Manufacturing Services Agreement entered into by Blue Coat Systems, Inc. (“Blue Coat”) and MiTAC International Corporation (“Vendor”) on             , 2008 (the “Agreement”). All terms not defined herein shall have the meaning ascribed to them in the Agreement.

Effective Date:

Product Description:

Bill of Materials/Pricing:

AVL:

Unique Components:

Component Lead Time:

Product Specifications

See Bluecoat’s SRD

Tooling

Blue Coat Equipment:

ESS Testing Chamber

Test Plan:

Project Managers:

Ownership:

Additional Requirements or Obligations:

Accepted and Agreed to by:

BLUE COAT SYSTEMS, INC.	MiTAC International Corporation

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT B

PRODUCT INFORMATION DOCUMENT

The following Product Information Document shall be considered a part of the Design & Manufacturing Services Agreement entered into by Blue Coat Systems, Inc. (“Blue Coat”) and [INSERT FULL CORPORATE NAME OF MITAC] (“Vendor”) on             , 2008 (the “Agreement”). All terms not defined herein shall have the meaning ascribed to them in the Agreement. The Product Design Document, shall be incorporated by reference to this Product Information Document and sets forth the Product Specifications and other details associated with the Product.

Effective Date:

Product Name:

Product Lead Time:

Vendor Manufacturing Facility:

P.D.D. Information:

Contact Information:

Escalation Path:

Product Warranty Failure Percentage:

Out of Warranty Repair costs:

[insert Spreadsheet #1 – Finished Goods Information]

[insert Spreadsheet #2 – Component Information]

Escalation of Issues:

Vendor will respond to all issue raised by Blue Coat or that Vendor becomes aware (“Issues”) of in accordance with the Issue Resolution Table set forth below. All response times are measured from the time Vendor receives an Issue notice (by email or phone) or Vendor has otherwise detected the Issue. The level of effort Vendor must apply to resolving Issues is continuous and best commercial efforts. The severity level of the Issues reported by Blue Coat shall be determined by Blue Coat.

Issue Resolution Table

Severity Level	Response Time	Fix Time and Resolution	Feedback to Blue Coat

Severity 1 Issue	One (1) hour	Vendor personnel to work normal and overtime hours as well as ensure that machines are running 24x7 to fix problem	Daily

Severity 2 Issue	Four (4) hour	Vendor will work during normal business hours to provide a resolution.	Weekly or better

Exhibit – Design & Manufacturing Services Agreement

During the resolution of Issues, Vendor will escalate unresolved Issues in accordance with the Escalation Table set forth below. Escalation shall, at a minimum, take the form of electronic communication, on which Blue Coat is a copied recipient. If a Issue has not been resolved within five (5) days then, at Blue Coat’s request, Vendor will assign a dedicated resource to resolve the Issue and will communicate to Blue Coat the dedicated resource contact information.

Escalation Table

Escalation Level	Elapsed Time	Vendor Escalation Contact
1A	Initial identification	[insert title]
1B	8 hours	[insert title]
1C	24 hours	[insert title]
1D	3 days	[insert title]
1E	5 days	[insert title]
1F	7 days	[insert title]
Contacts: Vendor shall designate a primary point of contact for the areas specified below. Vendor may change its designated point of contact at any time upon written notice to Blue Coat.
Department	Contact Name	Contact Information (phone and email)

Blue Coat shall designate a primary point of contact for the areas specified below. Vendor shall only contact the specified person assigned to the area designated below. Blue Coat may change its designated point of contact at any time upon written notice to Vendor.

Department	Contact Name	Contact Information (phone and email)

Exhibit – Design & Manufacturing Services Agreement

Test Specifications:

Product Manufacturing Time:

Quality Control Standards:

Additional Requirements or Obligations:

Accepted and Agreed to by:

BLUE COAT SYSTEMS, INC.	[INSERT FULL CORPORATE NAME OF MITAC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit – Design & Manufacturing Services Agreement

EXHIBIT C

STATEMENT OF WORK

Deliverables:

Product specifications

Test plan:

Schedule:

Pricing:

NRE Fees:

Blue Coat Equipment Pricing:

Tooling:

Accepted and Agreed to by:

BLUE COAT SYSTEMS, INC.	[INSERT FULL CORPORATE NAME OF MITAC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit – Design & Manufacturing Services Agreement

EXHIBIT D

CREDIT CRITERIA

The following are considered “Credit Criteria” under the Agreement:

1. Prompt payment record. This means payment is made by Blue Coat within the thirty (30) day requirement.

2. Positive net income. This means that at the end of each Blue Coat fiscal year, Blue Coat has had two (2) previous years of positive net income (measured using annual results).

3. Quick Ratio: This means that at the end of each quarter and fiscal year the “Quick Ratio” is greater than one (1). Quick Ratio =

Current Assets - Inventory

Current Liability

4. Current Ratio: This means that at the end of each quarter and fiscal year the “Current Ratio” is greater than one (1). Current Ratio =

Current Assets

Current Liability

5. Debt Equity Ratio: This means that at the end of each quarter and fiscal year the “Debt Equity Ratio” is less than one (1).

Debt

Net Worth